UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2011

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2011, Synopsys, Inc. (“Synopsys”) entered into a Lease Agreement (the “Lease Agreement”) with 690 E. Middlefield Road Fee, LLC (“Landlord”). Pursuant to the Lease Agreement, Landlord will construct two office buildings, one providing approximately 170,823 square feet of rentable space and the other providing approximately 170,090 square feet of rentable space, in Mountain View, California (the “Leased Premises”), and Synopsys will subsequently lease the Leased Premises. The Lease Agreement provides that Synopsys and Landlord may, by mutual agreement, seek to enlarge the design of the Leased Premises up to a total size of approximately 440,000 square feet of rentable space.

Landlord has agreed to construct the shell and core improvements of the Leased Premises, including substantial plumbing, HVAC, and electrical work, at its sole expense. Synopsys has agreed to build out the Leased Premises interior and will receive an allowance of $21,249,150 from Landlord towards the cost of such work.

The term of the Lease Agreement is for a period of 186 months commencing upon the later of (i) March 1, 2015 or (ii) 180 days after the date construction of the Leased Premises is substantially completed. Synopsys has two options to extend the term of the Lease Agreement, one to extend the Lease Agreement by 120 months, followed by another to extend by an additional 113 months.

Landlord will commence charging rent six months after the term of the Lease Agreement begins, and base rent will be $3.15 per rentable square foot per month. If the Leased Premises design does not change and the total size as constructed is 340,913 square feet, the base rent would start at $1,073,876 per month. Base rent will increase by 3% each year, beginning on the first anniversary of the date the Lease Agreement term commences. If Synopsys elects to extend the lease term, the base rent will be adjusted for either of the two extension periods according to prevailing fair market rental rates. Synopsys will also pay property expenses, taxes, insurance, a management fee, and other costs to Landlord as additional rent and charges.

Under the Lease Agreement, Synopsys agreed to provide Landlord with a letter of credit in an amount equal to eight months’ base rent as a security deposit. The amount subject to the letter of credit may be increased (up to a maximum of 24 months’ base rent), if Synopsys’ cash holdings decline to specified levels.

The Lease Agreement contains customary representations, warranties and covenants by Synopsys and Landlord.

In general, Landlord may terminate the lease if Landlord fails to obtain sufficient financing by March 12, 2012 or if Landlord cannot substantially complete construction of the Leased Premises by March 1, 2016. Synopsys may terminate the Lease Agreement by exercising a separate option to purchase the property if Landlord fails to obtain financing or at any time prior to January 13, 2012. Synopsys may also terminate the Lease Agreement if, under certain circumstances, Landlord fails to commence construction by June 1, 2013 or substantially complete construction of the Leased Premises by March 1, 2015.

This Current Report on Form 8-K summarizes the material provisions of the Lease Agreement; for additional information please refer to the full text of the Lease Agreement, which will be filed as an exhibit to Synopsys’ Annual Report on Form 10-K for the fiscal year ending October 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 20, 2011	SYNOPSYS, INC.

	By:	/s/ Brian E. Cabrera
Brian E. Cabrera
Vice President, General Counsel and
Corporate Secretary